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FORM 5
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/ / CHECK BOX IF NO               U.S. SECURITIES AND EXCHANGE COMMISSION
    LONGER SUBJECT TO                       WASHINGTON, DC 20549
    SECTION 16. FORM
    4 OR FORM 5             ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    OBLIGATIONS MAY
    CONTINUE. SEE            Filed pursuant to Section 16(a) of the Securities
    INSTRUCTION 1(b)                         Exchange Act of 1934,
/ / FORM 3 HOLDINGS                  Section 17(a) of the Public Utility
    REPORTED                 Holding Company Act of 1935 or Section 30(f) of
/ / FORM 4                              the Investment Company Act
    TRANSACTIONS                                   of 1940
    REPORTED

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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
 Shaffer           Philip             C.        SI Diamond Technology, Inc. (SIDT)                Issuer (Check all applicable)
-------------------------------------------    ----------------------------------------------    X  Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS Identification      4. Statement for      ----              ---
 12100   Technology Blvd.                         Number of Reporting        Month/Year             Officer (give    Other (specify
-------------------------------------------       Person, if an Entity         12/97            ----        title ---       below)
                 (Street)                         (Voluntary)             -------------------               below)
 Austin             Texas           78727                                 5. If Amendment,
-------------------------------------------                                  Date of Original       -------------------------------
  (City)           (State)           (Zip)                                   (Month/Year)
                                                                                             7. Individual or Joint/Group Filing
                                                                          ------------------    (Check applicable line)
                                                                                                 X    Form Filed by one
                                                                                                ----  Reporting Person
                                                                                                      Form Filed by more than
                                                                                                ----  one Reporting Person
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                         TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
    (Instr. 3)                     action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr.                                   End of Issuer's     Direct         Benefi-
                                  (Month/      8)                                        Fiscal Year         (D) or         cial
                                   Day/                 ----------------------------     (Instr. 3 and 4)    Indirect       Owner-
                                   Year)                Amount    (A) or      Price                          (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)

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Common Stock                                                                                 72,702              D
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*If the form is filed by more than one reporting person, see instruction 4(b)(v).
                                                                                                                              (Over)
                                                                                                                     SEC 2270 (7-96)

FORM 5 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)(1)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                           Secur-
                             ative        Year)                  of (D)           Year)                                 ity
                             Security                            (Instr. 3,                                             (Instr. 5)
                                                                 4, and 5)     -----------------------------------------
                                                                               Date     Expira-                Amount or
                                                              ---------------  Exer-    tion       Title       Number of
                                                                (A)     (D)    cisable  Date                   Shares
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Stock Option - Rt. to Buy     $  5.50      12/23/93                              (1)      12/23/03  Common Stock  37,500
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Stock Option - Rt. to Buy     $  5.50      12/23/93       D             12,500   (1)      12/23/03  Common Stock  12,500
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Stock Option - Rt. to Buy     $  2.00       7/28/97       A     12,500           (1)      12/23/03  Common Stock  12,500
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Stock Option - Rt. to Buy     $2.3125       7/29/96                              (1)       7/29/06  Common Stock  37,500
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Stock Option - Rt. to Buy     $2.3125       7/29/96       D             12,500   (1)       7/29/06  Common Stock  12,500
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Stock Option - Rt. to Buy     $  2.00       7/28/97       A     12,500           (1)       7/29/06  Common Stock  12,500
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Stock Option - Rt. to Buy     $ 1.125       7/28/97       A     50,000           (2)       7/28/07  Common Stock  50,000
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1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              of Derivative               Indirect
   (Instr. 3)                   Securities              Security:                   Beneficial
                                Beneficially            Direct (D)                  Ownership
                                Owned at End            or Indirect (I)             (Instr. 4)
                                of Year                 (Instr. 4)
                                (Instr. 4)

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Stock Option - Rt. to Buy         37,500                   D
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Stock Option - Rt. to Buy            -0-
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Stock Option - Rt. to Buy         12,500                   D
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Stock Option - Rt. to Buy         37,500                   D
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Stock Option - Rt. to Buy            -0-
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Stock Option - Rt. to Buy         12,500                   D
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Stock Option - Rt. to Buy         50,000                   D
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EXPLANATION OF RESPONSES:

(1) These options vest in the following proportions: 1/16 of the options every 3 months for the first year following the original grant date and 1/4 of the options remaining on the anniversary date of the original grant date for the next succeeding 3 years.

(2) These options are fully vested as of the grant date.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ Phillip C. Shaffer          2/13/98
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date


Note. File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to              Page 2
respond unless the form displays a currently valid OMB number.                                                       SEC 2270 (7-96)